TRIBAND ENTERPRISE CORP.
#903 – 1485 West 6th Ave.,
Vancouver, B.C.
V6H 4G1
Telephone: (604) 331-0096

NEWS RELEASE

CONDITIONAL APPROVAL OF PRIVATE PLACEMENT

JUNE 12TH, 2002.

Trading Symbol: TRD

Issued and Outstanding 5,582,630

The Company announces that it has received conditional approval for the private placement announced May 27th, 2002.

The private placement has been amended to the issuance of units consisting of 850,000 common shares at a price of $0.23 per share and 850,000 common share purchase warrants exercisable into one common share of the Company at $0.30 per share for a two year period expiring June 5, 2004.

A finder's fee in the amount of 45,000 units is payable to Solitaire Management Inc., of Nassau, Bahamas in connection with this private placement.

This private placement is subject to final approval by the TSX Venture Exchange.

ON BEHALF OF THE BOARD

"Gary Freeman"

Gary Freeman,
President

For further information, contact Gary Freeman, President of Triband, at (604) 331-0096

The TSX Venture Exchange has in no way approved nor disapproved the contents of this press release.